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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 15, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

    The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about December 18, 2001.

    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

    Certain portions of this document including the answers to questions 3, 4, 5, 7, 8, 9 and 10, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRES RECEIVED THROUGH NOVEMBER 15, 2001

    1.  Due to the increase in airfreight rates has Expeditors been able to maintain its yields so far during the fourth quarter relative to those during the third quarter?

    In most lanes, our yields for October 2001 appear to have held reasonably steady. However, in some markets we did see small declines in yields as pricing started to firm. The firming of pricing was likely caused by 1) a natural firming that occurs during the fourth quarter in the face of higher relative volume, and 2) an unseasonable effort by carriers to command higher rates than had previously been charged by withdrawing excess capacity.

    Rate increases in either event are passed on however, there can be a lag between when the carrier rate increase is made effective and when agreement can be reached with customers on revised pricing.   While things were changing, we didn't see a material impact in our profitability as a result of yield decreases.

    2.  Please describe how October volumes during 2001 compared to 2000 and to your expectations.

    From the standpoint of airfreight tonnage year over year, volumes on a worldwide basis were down about 4% in October 2001. This was really comparable with what was experienced throughout the third quarter 2001 year over year. As a result, our airfreight tonnage in October pretty much met our expectations going into that month.

    Ocean freight saw strong year over year comparisons in October 2001. In fact, this was the strongest year over year growth in container count that we have seen in a long time. From what we can tell, the big additions here were from market share gains and not from increased volumes with existing customers. The large gains here are somewhat mitigated at the net revenue level by lower selling rates which result from a generally weaker overall market.

    3.  In your 8-K released mid October, you speculated that some of the freight that normally moved during the end of third quarter may be moving during the fourth quarter instead. Does the activity that you have seen to date continue to validate this? If so, how much of an impact could this have to fourth quarter volumes?

    Nothing that we have seen to this point would refute our previous comments. However, we should add that in a general market where current year volumes are down year over year, it is difficult to gauge what relative strength in a quarter might mean. All we can say is that if things were different, they would no doubt be different.

    It is entirely possible that the amount of freight shifted from the third quarter to the fourth quarter was quite substantial, but that also would mean that a shift of that magnitude would be masking a large shortfall in fourth quarter volumes. However, we don't think we have seen this. We can say that we liked what we saw in October 2001 and that we are now anxious to see how November 2001 will turn out.

    Our comments here should not be over interpreted—even by trained professionals. We are just making observations, financial musings if you will, and it would be a mistake to see these things become cast in stone.

    4.  What was Expeditors experience in October with respect to both capacity and freight demand? Based upon the company's experience in the marketplace, as well as its dialogue with its customers, what are the expectations for the holiday peak season in the fourth quarter? (Please edit out the following: What I am looking for here is not company specific guidance, but rather, more an industry barometer—how the overall marketplace is shaping up heading into what has historically been the peak air freight season.)

    First, we did not edit your question because it makes less sense edited than it does in raw form.

    Every year has a "peak" if only relative to the rest of the year. By this we mean that even in weak years, the period from August through mid-November typically sees volumes that are higher than the rest of the year.

    Historically, ocean freight should peak in the third quarter and then drop off in the fourth. Airfreight typically hits high gear in mid-September and will remain strong through the end of November. In a good year, airfreight will continue strong through the end of December. In other words, there are peaks and sometimes there are longer and stronger peaks.

    This year we have a peak in the sense that volumes are building relative to earlier quarters of 2001, but this is a peak on a world wide trade base that appears to be lower than 2000.

    Finally, regarding your search for a reading from the industry barometer, we can say that we doubt such an instrument exists. If one did, you would be left wondering if it was at all accurate.

    5.  Net revenue growth, while single digit, was still above many competitors. Do you think this performance can continue in the fourth quarter?

    To the extent that October 2001 year over year comparables are indicative of the rest of the quarter, we feel pretty good about things around here all things considered. We would repeat ourselves if we said that "one month does not a quarter make." So we won't do that. Let's just say that we like what we have seen so far.

    6.  Can you discuss October 2001 results and what your preliminary view of the peak season is?

    October 2001 was pretty much at expectation and the month set a new all-time record for operating income. A lot of really good people did a lot of really good work in October.

    7.  A competitor of yours stated on their recent third quarter earnings call that ocean volumes are down significantly for the industry and that the mix of customers, in terms of geography, is also contributing negatively towards year-over-year ocean freight forwarding net revenue margin improvements. The explanation was that volumes more recently are, for example, more weighted towards Asia but smaller on a absolute basis when compared to the majority of volumes that came from Europe last year. Do you find your company to also be a victim of this trend in terms of ocean freight demand and revenue earned?

    We try to understand what they are saying as well, but sometimes it just does not make sense. At other times, we wonder if they really expect investors to buy what they are saying. We don't tend to worry about the general trend, but we worry even less about our competitor's interpretations. While we get sucked in to making industry wide comments in this forum, from time to time, we are probably much better off trying to speak only for ourselves.

    If there is freight moving that we aren't presently handling, and yes there is plenty of that stuff, this is nothing but opportunity for us—general market slowdown or not.

    As we noted, our year over year October container "comparables" showed significant volume increases. While container traffic for us is up, rates are weaker as a reflection of the weak general demand and new industry capacity. That means that we have to do a little more to stay in the same place and even more to grow a little. We are comfortable with this situation; it is what we have always done.

    8.  One of your competitors noted that the sustainability of airfreight revenues, both gross and net, could prove to be difficult. This is due to the fact that there is a positive spread between the rate at which pricing for forwarders fell sequentially and the rate at which it fell for shippers prior to September 2001. Comments from management were that the pace at which airfreight rates are changing for forwarders and shippers has been converging more recently, however. Some speculate that this will, therefore, take away from the net revenue improvements experienced in the past by forwarders in airfreight and squeeze airfreight net revenue margins. Had you been benefiting from the past spread between the pace at which yours and shippers rates fell concurrently, and if that spread is narrowing how do you plan to offset the pricing pressure in airfreight?

    We've read and re-read the question. We can't figure out if you were confused by what this unnamed competitor actually said or if what they actually said was confusing. Falling back on an old trick, we are going to answer a question we know something about and hope it helps you as well.

    Freight economics 101 would say that rates sold to customers and rates negotiated with airlines must have some kind of relationship, all other things remaining constant. What that relationship actually might be is a factor of many things none of which remain constant. We would include the following items as suspects: mix of freight, carrier relationships, systems capabilities and service standards.

    Your question, whatever it was really asking, is clearly seeking our comments on what the competition is seeing. Perspective is often a reflection of attitude. If you look for the bad, it is always there. However, there is always opportunity there as well. We are reminded of a line from a poem we once had to memorize, "Two men looked through prison bars, one saw mud and one saw stars."

    While we may be in the same cell (sector) as those other guys, we see more stars than mud. We're looking up, not down. As a general statement, we have not seen falling rates. In our world, carriers are increasing their rates.  We have been very up front with customers and in this forum stating that in the current environment the airlines must raise rates.  The shippers can't expect to pay less than the carrier's costs forever and this has gone about as far it can.  A new reality is here, and it will be with us for a while.

    From an overall profitability standpoint, we look to taking market share as the best response to pricing pressure messing with net revenue growth. That is what has worked for us in the past. This has been a way to eliminate some of the least desirable cellmates we have had. Looking away from the mud you realize that you don't have to outrun the bear, you just have to beat the competition. We think this makes more sense than hiding in the mud or taking on the bear.

    9.  Do you feel any need to comment on consensus' average EPS estimates for the fourth quarter of 2001 at this time?

    No. If we ever do, you will not have to ask.

    10. Will you please discuss the mechanics of your incentive compensation program used to reward your employees. My understanding is that you funnel back 25% of an office's profits to that branch for distribution by the office manager to their employees. Also, is it pre-tax or after-tax profits, and is it calculated (and paid) on a quarterly or yearly basis.

    Frankly, we do not believe that any analyst can intelligently cover Expeditors without understanding the inner workings of our bonus system and we think this is an excellent question to have asked before initiating your coverage.

    There is really no wizardry here. We're just a bunch of profitable freight muggles. Our branch incentive bonus plan is what reinforces our culture, and we believe that it is our culture which ultimately differentiates us from the competition. Your question concerns mechanics, but philosophy is important as well. We will treat your concerns first.

    Mechanically, it is very simple. We have a 25% bonus that is paid to the District Managers and the Regional Vice Presidents who "manage the business" in each of our branches and regions. It is calculated on the pre-bonus operating profit of the branch after taking into account all other expenses including a corporate management fee of 10% of net revenue. One fifth of the bonus goes to the regional management and four fifths is retained in the branch itself to be distributed by the District Managers at their "mentored" discretion, a concept we'll explain more fully when we get to the philosophy.

    Also, to put proper perspective on the importance of the incentive compensation system, you have to understand the non-incentive compensation system also known as the base salary. While there are differences between countries and some historical anomalies, we can say that the highest base salary is less than $50,000 per year or some reasonable foreign currency approximation of the same (no, we don't move the base salaries up and down as the foreign currency fluctuates against the dollar).

    And from the "just one more thing, ma'am" department, the bonus has no cap or maximum and is paid monthly. It is calculated on a cumulative basis meaning that a monthly loss must be recovered before bonus payments resume. For example, lets say a District loses $10,000 one month and makes $15,000 in the next. It is obvious that in the month the branch lost money, the District Manager only took home his base salary. The next month, the field bonus pool is $1,250—or 25% of $5,000 as the $10,000 loss had to be made up in its entirety.

    The great driver of profits in this company is branch operations. And we have been successful by offering a distinctive bonus compensation system. There is no transportation professional anywhere who has more pressure to perform and lives with higher expectations on a day-to-day, month-to-month, year-to-year basis than an Expeditors District Manager. With all that expectation, however, there needs to be commensurate upside or we wouldn't be able to attract, train and retain the best.

    Philosophically, it is also very simple. So simple in fact that this is the only place, to the best of our knowledge, that we've even bothered to write it down. This is part of our culture and if you live it, it makes no difference that it is not written down.

    We believe that the system needs to be straightforward enough that you don't have to be an accountant or lawyer to decipher it. It seems straightforward to us that people getting an incentive should understand what they are going to get and it should operate according to rules that just don't change with the weather. There is nothing subjective about our branch bonus system as we firmly believe that a subjective system is inconsistent with an understandable incentive system.

    People who earn it ought to understand what they are getting. Our incentive bonus compensation program is actually designed to pay people for a job well done.

    There is no prescribed formula that dictates how each District Manager distributes this bonus. There is, however, a strong tradition of mentorship that helps a new District Manager see the great tool that the bonus pool is for managing a branch. Around here, we believe that if you want to keep 20% of everything, pretty soon you'll have 20% of nothing.

    The bonus system reinforces a true culture of entrepreneurship.  To keep an above average compensation inflow, you have to provide compensation opportunities to all who are actively involved in growing the business. We have had years in our very recent past where our most highly compensated District Manager made more than the CEO of a publicly-traded competitor and a department manager in the same branch made more than the CFO at this same competitor. Of course as Babe Ruth might have said, our guys had better years.

    From an employee recruitment and retention standpoint, our bonus system is a valuable tool. The kind of person we look for knows that they are contributing more to their existing employer than they are able to take out. These are people who willingly take a step backward in base pay for the opportunity to take two forward in the form of incentive compensation for actual contributions.

    From an organization standpoint, it also reinforces what should be reinforced: profitability. New business and old business are weighted equally. The existing customer is never overlooked while the hunt is on to find new business—business is business. There is no "star chamber" of corporate executives waiting to blow up your bonus. If you can read your monthly P&L, you can see what your bonus will be in your next check. However, we look for individuals who actually understand the P&L and know that the decisions they make will be the reason the bonus pool will grow.

    Finally as to shareholders, we think our system is infinitely fair in linking management compensation with returns to shareholders based on a realistic set of criteria that can actually be understood and simply explained. We say it this way in our formal SEC filings:

  "The relatively consistent relationship between salaries and net revenues is the result of a compensation philosophy that has been maintained since the inception of the Company: offer a modest base salary and the opportunity to share in a fixed and determinable percentage of the operating profit of the business unit controlled by each key employee. Using this compensation model, changes in individual compensation will occur in proportion to changes in Company profits."

    That is the mechanics and philosophy of the compensation system and it is part of a culture that sets us apart. So why would we put the "secret sauce" out in public? Because a lack of understanding is not why they can't make the same system work for them. The unmotivated are certainly willing to be overcompensated, but are not going to put out any extra effort in exchange. Our system without our people would be like water down the drain.

    In short, it works for us. We like it and we are all committed to it. We're not changing it, so all you compensation consultants need not call. This model has been field-tested and field-approved for years.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
November 19, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
November 19, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President—Chief Financial Officer and Treasurer

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SELECTED INQUIRES RECEIVED THROUGH NOVEMBER 15, 2001
SIGNATURES